EXHIBIT 10.11

P.O. Box 776, Mauldin SC 29662 509 West Butler Road, Greenville, SC 29607 www.regionalmanagement.com (864) 422-8011

December 7, 2012

Brian Fisher

Dear Brian,

It is with great pleasure that Regional Management Corp. extends this offer of employment to you for the position of Vice President, General Counsel and Corporate Secretary. We’re looking forward to having you as a member the Regional team!

The following are the specific components of our offer to you. Please let me know if you have any questions on any of these areas,

¡	Position: Vice President, General Counsel and Corporate Secretary reporting to me.

¡	Salary: In this position your starting salary will be $140,000 annually paid bi-weekly, less FICA, state, and federal income tax withholding, and any other deductions required for elective benefits of your choosing. The official payday is every other Friday, with checks distributed to the bank of your choice via direct deposit. This position is considered exempt for purposes of federal wage-hour law, which means that you will not be eligible for overtime time pay.

¡	Bonus: You will be eligible for participation in the senior management bonus plan with a target bonus equal to 25% of your actual compensation for the year ended immediately prior to payment of bonuses, normally in March of the succeeding year. The amount of the bonus is based on performance targets as determined by the Compensation Committee of the Board of Directors.

¡	Performance and Salary Review: RMC customarily reviews salaried employees in December of each year. We anticipate reviewing your performance in your role as Vice President, General Counsel and Corporate Secretary after your first twelve months of service. We will review your compensation at that time for potential adjustment.

¡	Insurance and Benefits: You are eligible to participate in the Company’s health insurance plan. Coverage begins on the first of the month following 30 days of employment. Optional family, dental, and vision insurance coverage is available as an employee-paid option. You will also be eligible for Regional’s short and long-term disability programs as a Company paid benefit.

¡	Life Insurance: The Company will provide you with a $50,000 Life Insurance Policy. You have the option of purchasing an additional amount of Life Insurance at your cost up to a maximum of $250,000.

¡	Retirement Plan: You are eligible to participate in the Regional 401(k) plan after one year of service.

¡	Vacation & Personal Days: Eligibility for vacation and personal days begins after one year of employment. However, in consideration of your joining the Company we will waive the 1 year requirement for you. You will have 20 days to use before your 1 year Anniversary, and 20 Days to use each year thereafter. Additionally you will have 5 Personal days to use at your discretion each year.

We greatly look forward to having you join our Company and becoming a member of the RMC team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Additionally, this offer is contingent upon your satisfactorily completing the appropriate background checks, credit check, and drug test required of all potential employee of Regional Management Corp.

If the terms of this letter are acceptable, please sign the letter below and return it to me at your earliest opportunity.

Sincerely,

/s/ Thomas F. Fortin
Thomas F. Fortin
Chief Executive Officer

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the satisfactory completion of background, credit and reference checks, and pre-employment drug test.

Signature:	/s/ Brian J. Fisher	Date:	12/12/12